Exhibit 99.1

ADC Reports Third Quarter 2009 Financial Results

  GAAP EPS from continuing operations of $0.06 per share; adjusted EPS of $0.17 per share in Q3
  Gross margin improves from 32.8% in Q2 to 34.8% in Q3
  Quarterly cash flow from operations of $49 million

MINNEAPOLIS--(BUSINESS WIRE)--September 1, 2009--ADC (NASDAQ: ADCT), today announced unaudited results for its third quarter ended July 31, 2009. The company reported third quarter revenue of $283.4 million and GAAP earnings from continuing operations of $5.6 million, or $0.06 per share. The GAAP earnings include certain after-tax charges of $10.9 million. Excluding these charges, the non-GAAP (adjusted) net earnings for the quarter were $16.5 million, or $0.17 per share.

“As ADC approaches the end of our fiscal 2009, we continue to make very good strategic progress in what remains an uncertain global macroeconomic climate. Highlights in the third quarter included sequential improvements in revenue and margins, strong positive free cash flow and better than expected earnings, demonstrating our ability to achieve improved financial performance,” said Robert E. Switz, chairman, president and chief executive officer of ADC. “As expected, customer spending has been modest. However, we remain well positioned to capitalize on any increase in next generation network investments by our global customer base. In addition, the fundamental changes that we have made to our operations during the past year, as well as our company-wide focus on efficiency have helped create the improvement in profitability seen in this quarter’s results.

“Looking ahead, our actions to realign our business operations and reduce costs are expected to further improve our financial results and increase our earnings potential. We expect these initiatives to position ADC as a company that can compete more effectively across the globe and create long term-value for our customers and shareowners,” said Switz.

Third Quarter Fiscal 2009 Results

  Net sales totaled $283.4 million, compared to $381.8 million for the third quarter of fiscal 2008 and $275.1 million for the second quarter of this fiscal year. The year-over-year decline in sales reflects the impact of the global recession across all of our businesses. The sequential improvement in the third quarter was driven primarily by the company’s Global Connectivity Solutions (GCS) business in the United States and, to a lesser extent, the Asia Pacific region.

  Third quarter gross margin was 34.8 percent compared to 34.2 percent during the same quarter of last year and 32.8 percent during the second quarter of this fiscal year. The margin increase year-over-year was driven by the company’s aggressive actions over the last several quarters to increase efficiency across its operating cost structure. These actions more than offset the negative impact of lower revenue on gross margins. The company’s sequential improvement in the third quarter also is a direct result of these actions.
  Operating expenses were $85.6 million compared to $104.8 million during the same quarter of last year and $92.5 million during the second quarter of this fiscal year. Excluding impairment and restructuring charges, intangible amortization and other one-time charges from each period, operating costs decreased by $18.1 million compared to the prior year’s third quarter and were flat sequentially. The lower operating costs primarily reflect the impact of previously announced cost reduction actions and the company’s commitment to operational efficiency.
  Earnings from continuing operations for the third quarter of fiscal 2009 on a GAAP basis were $5.6 million, or $0.06 per diluted share, as compared to net income of $13.4 million, or $0.11 per diluted share, for the third quarter of fiscal 2008 and a net loss of $9.6 million, or ($0.10) per diluted share, for the second quarter of 2009.
  ADC’s third quarter 2009 GAAP net income from continuing operations included $10.9 million of expenses, or ($0.11) per share, related to purchased intangible amortization, restructuring and impairment charges and other one-time operating expense items. A reconciliation of GAAP to non-GAAP financial measures is provided later in this news release.
  ADC ended the third quarter with cash, cash equivalents and available-for-sale securities of $562.9 million, which excludes auction rate securities and restricted cash. The company generated free cash flow of $40.3 million in the quarter and added $49.3 million of cash or cash equivalents to the balance sheet. Details of ADC’s cash balance can be found in the data and statistics portion of this release.

Business Updates

  Sales in the United States continued to show moderate sequential improvement as core fiber revenue grew 11 percent and Professional Services revenue increased 5 percent. In the Asia Pacific region, sales in China eased from the previous quarter but still increased 54 percent compared to the prior year’s third quarter. Excluding China, the remainder of the Asia Pac region grew 24 percent from the previous quarter. Sales across Europe were slightly below the prior quarter due to the ongoing impact of the global recession. Total Network Solutions revenue for the third quarter also was slightly lower than the previous quarter due to continued delays in carrier and enterprise wireless spending.
  ADC is focused intensely on driving continuous improvement throughout the organization; the positive impact of which can be seen in consecutive quarters of gross margin improvements. These efforts include efficiency gains in all functional areas combined with facility consolidation and migration of some functions to low-cost regions. While most of these reduced expenses to date have been concentrated in the Americas business, ADC’s other regions should be impacted positively as these efforts are implemented globally throughout the rest of this year and fiscal 2010.
  Balance sheet metrics were positive as inventory turns of 5.3 are consistent with last year despite lower revenues and are an improvement from the previous quarter. Days sales outstanding of 55.2 days improved from the second quarter by 3.1 days but increased from last year’s third quarter by 2.4 days.

“In this challenging environment, we are pleased with our profitability improvement in the quarter and our ability to generate substantial positive cash flow, adding to our already strong liquidity position,” said James G. Mathews, ADC’s chief financial officer. As a company, we will continue to focus on improving our operational effectiveness, maintaining our strong financial position and leveraging our operating model to improve earnings.”

Outlook and Fiscal 2009 Year-end Change to September 30
For its two-month fourth quarter ending Sept. 30, 2009, ADC announces the following guidance:

  Net sales expected to be within the range of $160-175 million
  GAAP diluted earnings per share expected within the range of a loss of ($0.06) to earnings of $0.02, which includes non-cash amortization expense of $0.03 per share and excludes potential non-cash charges or restructuring that we cannot estimate at this time

“It is important to recognize that our guidance for the remainder of fiscal 2009 reflects the expected impact of our fiscal year end change to Sept. 30, 2009. Our shortened fourth quarter will include only 42 working days versus a typical fourth quarter of 64 working days, and will not include our October results which historically are significantly stronger than both August and September,” said Mathews. “In addition, we do not expect our recent restructuring announcements to have a significant impact on our fourth quarter results as the majority of these actions will be phased in throughout fiscal 2010.”

On July 25, 2008, ADC announced that the company’s board of directors approved a fiscal year-end change from Oct. 31 to Sept. 30. The change is scheduled for the company’s 2009 fiscal year beginning Nov. 1, 2008 and ending Sept. 30, 2009, and means that the fourth quarter of fiscal 2009 will be shortened to approximately two months. The Annual Report for 2009 will serve as the transition report for financial reporting purposes and will be filed within 60 days of the new Sept. 30 year-end.

ADC’s 2009 fiscal year Annual Report on Form 10-K will include audited statements of operations for the 11 months ended Sept. 30, 2009 and the 12 months ended Oct. 31, 2008 and 2007, respectively. In order to provide financial statement comparability for all of the company’s stakeholders, ADC also plans to include an unaudited statement of operations for the 11 months ended Sept. 30, 2008.

Conference Call and Webcast
ADC will discuss its third quarter 2009 results on a conference call scheduled for today, September 1, 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (866) 503-0778 and by international callers at (973) 200-3388 or on the Internet at www.adc.com/investor, by clicking on Webcasts. Starting today at 7:45 p.m. Eastern time, the replay of the call can be accessed for approximately 7 days by domestic callers at (800) 642–1687 and by international callers at (706) 645-9291 (conference ID number 17443705) or on the Internet at www.adc.com/investor, by clicking on Webcasts.

A copy of this news release can be accessed at: www.adc.com/investorrelations/newsandcommunications/earningsreleases/

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In particular, statements on our expectations about economic and industry conditions, our cost savings initiatives and our net sales, earnings and other financial results could be affected by a variety of factors, such as: demand for equipment by telecommunication service providers and large enterprises; variations in demand for particular products in our portfolio and other factors that can impact our overall margins; our ability to operate our business to achieve, maintain and grow operating profitability; changing regulatory conditions and macroeconomic conditions both in our industry and in local and global markets that can influence the demand for our products and services; fluctuations in the market value of our common stock, which can be caused by many factors outside of our control; consolidation among our customers, competitors or vendors that can disrupt or displace customer relationships; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices regarding acquisitions or divestitures; our ability to integrate the operations of any acquired business; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we believe have the greatest potential; fluctuations in our operating results from quarter-to-quarter, which can be caused by many factors beyond our control; financial problems, work interruptions in operations or other difficulties faced by customers or vendors that can impact our sales, sales collections and ability to procure necessary materials, components and services to operate our business; our ability to protect our intellectual property rights and defend against potential infringement claims; possible limitations on our ability to raise any additional required capital; declines in the fair value and liquidity of auction-rate securities we hold; our ability to attract and retain qualified employees; the actual charges and costs associated with cost reduction initiatives as these can be subject to a variety of factors that may be different from expectations; potential liabilities that can arise if any of our products have design or manufacturing defects; our ability to obtain and the prices of raw materials, components and services; our dependence on contract manufacturers to make certain products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our operating results; political, economic and legal uncertainties related to doing business in China; our ability to defend or settle satisfactorily any litigation; and other risks and uncertainties including those identified in the section captioned Risk Factors in Item 1A of ADC's Annual Report on Form 10-K for the year ended October 31, 2008, Part II, Item 1A of ADC’s Quarterly Report on Form 10-Q for the quarter ended January 30, 2009 and as may be updated in Item 1A of ADC's subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of non-GAAP and GAAP Financial Measures

ADC Telecommunications, Inc.
Consolidated Non-GAAP Income and EPS Calculation - UNAUDITED

	FY2009				FY2008
(In millions except per share amounts)	Q1	Q2	Q3	YTD Q3	Q1	Q2	Q3	Q4	FY08

GAAP Income (Loss) from Continuing Operations	$(442.5)	$(9.6)	$5.6	$(446.5)	$(28.4)	$16.0	$13.4	$(45.4)	$(44.4)
Diluted GAAP Income (Loss) from Continuing Operations per Share	$(4.45)	$(0.10)	$0.06	$(4.58)	$(0.24)	$0.14	$0.11	$(0.39)	$(0.38)

Non-GAAP adjustments:
Auction Rate Securities Adjustments (4)	14.2	0.7	3.2	18.1	50.2	18.0	6.0	26.4	100.6
Amortization of Purchased Intangibles (2)	8.3	6.2	5.5	20.0	8.8	8.4	8.7	8.5	34.4
Restructuring Charges (2)	0.5	7.3	5.3	13.1	1.2	1.0	0.1	8.8	11.1
Other Impairment Charges (2)	-	0.3	0.1	0.4	-	-	-	4.1	4.1
E-Band Impairment (4)	3.0	-	-	3.0	-	-	-	-	-
Goodwill impairment (3)	361.9	0.4	-	362.3	-	-	-	-	-
Intangibles impairment (2)	47.3	-	-	47.3	-	-	-	-	-
Outdoor Wireless Inventory Charge (1)	-	-	-	-	-	-	-	10.8	10.8
LGC Purchase Accounting Adjustment (1)	-	-	-	-	-	3.5	-	-	3.5
Tax Valuation Allowance (5)	-	-	-	-	-	-	-	3.4	3.4
ACX Inventory Charge (1)	-	-	-	-	-	-	-	3.2	3.2
FX Adjustment (4)	-	-	-	-	-	-	1.7	-	1.7
One-time opex adjustments (2)	-	-	(3.2)	(3.2)	-	-	-	-	-
Total Adjustments	$435.2	$14.9	$10.9	$461.0	$60.2	$30.9	$16.5	$65.2	$172.8

Non-GAAP Income (Loss) from Continuing Operations	$(7.3)	$5.3	$16.5	$14.5	$31.8	$46.9	$29.9	$19.8	$128.4
Diluted non-GAAP Income (Loss) from Continuing Operations per Share	$(0.07)	$0.05	$0.17	$0.15	$0.27	$0.37	$0.25	$0.17	$1.09

Reconciliation of the numerators and denominators of non-GAAP diluted income (loss) per share from continuing operations:
Interest addback	$-	$-	$-	$-	$5.2	$7.8	$2.2	$-	$26.9
Diluted shares outstanding - adjusted	99.4	96.9	97.8	98.2	138.8	148.4	126.7	115.8	143.0

(1) Included in Cost of Goods Sold
(2) Included in Operating Expenses
(3) Included in Operating Expenses (Q1 FY09 $366.2 offset by ($4.3) million in Provision (Benefit) for Income Taxes)
(4) Included in Other Income (Expense)
(5) Included in Provision (Benefit) for Income Taxes

Reasons for Presenting Non-GAAP Measures. The consolidated non-GAAP net income and non-GAAP EPS calculations above contain non-GAAP financial measures. ADC utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing our overall business performance, for making operating decisions and for forecasting and planning future periods. The non-GAAP financial measures ADC uses include non-GAAP net income from continuing operations and diluted non-GAAP net income from continuing operations per share. Non-GAAP net income from continuing operations is defined as net income from continuing operations excluding the items identified in the above table and the tax effect of these non-GAAP adjustments. These measures are used by some investors when assessing the performance of ADC. ADC believes the assessment of its operations excluding these items is relevant to the assessment of internal operations and comparisons to industry performance.

ADC believes these non-GAAP measures help illustrate ADC’s baseline performance before gains, losses or certain charges that are considered by ADC management to be outside of on-going operating results. Accordingly, ADC uses these non-GAAP measures to gain a better understanding of ADC’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. ADC believes these non-GAAP measures, when read in conjunction with ADC’s GAAP financial statements and notes to the financial statements, provide valuable information to investors.

Items Excluded From Non-GAAP Measures. As described above, the calculation of non-GAAP net income from continuing operations excludes items in the following categories:

Amortization of Purchased Intangibles. ADC excludes amortization of intangible assets resulting from acquisitions to allow more accurate comparisons of its financial results to its historical operations, forward-looking guidance and the financial results of peer companies. ADC believes that providing a non-GAAP financial measure that excludes the amortization of acquisition-related intangible assets provides those reviewing ADC’s financial statements an enhanced understanding of historic and potential future financial results and also facilitates comparisons to the results of peer companies. Additionally, with respect to the amortization of acquisition-related intangible assets, if ADC had internally developed these intangible assets, the amortization of such intangible assets would have been expensed historically. ADC believes the assessment of its operations excluding these costs is relevant to the assessment of internal operations and comparisons to industry performance. Amortization of acquisition-related intangibles will recur in future periods.

Restructuring and Related Impairment of Long-Lived Assets. ADC excludes these items because it believes that they are not related directly to the underlying performance of ADC’s core business operations. These items are expected to recur in future periods.

Other Non-GAAP Adjustments. ADC excludes these items because it believes that they are not related directly to the underlying performance of ADC’s core business operations. These items are generally not expected to recur in future periods.

Reconciliation of the numerators and denominators non-GAAP diluted income (loss) per share from continuing operations. On both a GAAP and Non-GAAP basis, we are required to use the “if-converted” method for computing diluted earnings per share with respect to the shares reserved for issuance upon conversion of our convertible notes. Under this method, we first calculate diluted earnings per share on both a GAAP and Non-GAAP basis by dividing net income by our total diluted outstanding shares, excluding shares reserved for issuance upon conversion of our outstanding notes. We then calculate diluted earnings per share on both a GAAP and Non-GAAP basis by adding back the interest expense and the amortization of financing expenses on the convertible notes to net income and then dividing this amount by our total diluted outstanding shares, including those shares reserved for issuance upon conversion of the notes. We then select the lower of the two earnings per share calculations on both a GAAP and Non-GAAP basis to represent our GAAP and Non-GAAP diluted earnings per share.

Limitations. Each of the non-GAAP financial measures described above, and used in this consolidated non-GAAP EPS calculation and the related conference call, should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of each of these non-GAAP financial measures as an analytical tool. In particular, these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in ADC’s financial results for the foreseeable future. In addition, other companies, including other companies in ADC’s industry, may calculate non-GAAP financial measures differently than ADC does, limiting their usefulness as a comparative tool. ADC compensates for these limitations by providing specific information in the reconciliation included in this consolidated non-GAAP EPS calculation regarding the GAAP amounts excluded from the non-GAAP financial measures. In addition, as noted above and as required by law, ADC evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial information.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED

	For the Three Months Ended
	July 31,	May 1,	August 1,
	2009	2009	2008
	(In millions, except earnings per share)
Net Sales	$283.4	$275.1	$381.8
Cost of Sales	184.7	185.0	251.2
Gross Profit	98.7	90.1	130.6
Operating Expenses:
Research and development	17.3	18.4	21.7
Selling and administration	62.9	66.1	83.0
Impairment charges	0.1	0.7	-
Restructuring charges	5.3	7.3	0.1
Total operating expenses	85.6	92.5	104.8
Operating Income (Loss)	13.1	(2.4)	25.8
Other Income (Expense), Net	(7.1)	(5.8)	(9.5)
Income (Loss) Before Income Taxes	6.0	(8.2)	16.3
Provision (Benefit) for Income Taxes	0.4	1.4	2.9
Income (Loss) From Continuing Operations	5.6	(9.6)	13.4
Discontinued Operations, Net of Tax	(6.4)	(1.3)	1.7
Net Income (Loss)	$(0.8)	$(10.9)	$15.1
Average Common Shares Outstanding — Basic	96.6	96.6	117.7
Average Common Shares Outstanding — Diluted	97.8	96.6	118.3
Basic Income (Loss) Per Share:
Continuing operations	$0.06	$(0.10)	$0.11
Discontinued operations	$(0.07)	$(0.01)	$0.02
Net Income (Loss)	$(0.01)	$(0.11)	$0.13
Diluted Income (Loss) Per Share:
Continuing operations	$0.06	$(0.10)	$0.11
Discontinued operations	$(0.07)	$(0.01)	$0.02
Net Income (Loss)	$(0.01)	$(0.11)	$0.13

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED

	For the Nine Months Ended
	July 31,	August 1,
	2009	2008
	(In millions, except earnings per share)
Net Sales	$812.8	$1,104.1
Cost of Sales	545.3	711.6
Gross Profit	267.5	392.5
Operating Expenses:
Research and development	54.7	63.0
Selling and administration	200.9	249.6
Impairment charges	414.3	-
Restructuring charges	13.1	2.3
Total operating expenses	683.0	314.9
Operating Income (Loss)	(415.5)	77.6
Other Income (Expense), Net	(33.2)	(70.3)
Income (Loss) Before Income Taxes	(448.7)	7.3
Provision (Benefit) for Income Taxes	(2.2)	6.3
Income (Loss) From Continuing Operations	(446.5)	1.0
Discontinued Operations, Net of Tax	(8.0)	3.1
Net Income (Loss)	$(454.5)	$4.1
Average Common Shares Outstanding — Basic	97.5	117.7
Average Common Shares Outstanding — Diluted	97.5	118.3
Basic Income (Loss) Per Share:
Continuing operations	$(4.58)	$0.01
Discontinued operations	$(0.08)	$0.02
Net Income (Loss)	$(4.66)	$0.03
Diluted Income (Loss) Per Share:
Continuing operations	$(4.58)	$0.01
Discontinued operations	$(0.08)	$0.02
Net Income (Loss)	$(4.66)	$0.03

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
BALANCE SHEET - UNAUDITED
(In millions)

	July 31,	October 31,
	2009	2008

ASSETS
Current Assets: Cash and cash equivalents	$511.6	$631.4
Accounts receivable, net of reserves of $14.9 and $17.3	173.7	215.4
Unbilled revenue	21.0	25.2
Inventories, net of reserves of $43.5 and $50.7	140.0	162.7
Prepaid and other current assets	33.0	34.7
Assets of discontinued operations	—	8.0
Total current assets	879.3	1,077.4
Property and equipment, net of accumulated depreciation of $429.1 and $407.7	166.9	177.1
Assets held for sale	—	2.9
Restricted cash	21.8	15.3
Goodwill	—	359.3
Intangibles, net of accumulated amortization of $139.8 and $126.3	94.9	161.1
Long-term available-for-sale securities	76.0	40.4
Other assets	83.8	86.3
Long-term assets of discontinued operations	—	1.2
Total assets	$1,322.7	$1,921.0
LIABILITIES AND SHAREOWNERS’ INVESTMENT
Current Liabilities:
Current portion of long-term debt	$0.6	$2.6
Accounts payable	77.8	99.1
Accrued compensation and benefits	53.4	78.1
Other accrued liabilities	60.7	71.0
Income taxes payable	—	2.4
Restructuring accrual	17.3	16.7
Liabilities of discontinued operations	1.0	8.1
Total current liabilities	210.8	278.0
Pension obligations and other long-term liabilities	81.5	78.1
Long-term notes payable	651.0	650.7
Total liabilities	943.3	1,006.8
Shareowners’ Investment:
(96.6 and 111.3 shares outstanding, respectively)	379.4	914.2
Total liabilities and shareowners’ investment	$1,322.7	$1,921.0

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS - UNAUDITED
(In millions)

	Nine Months Ended
	July 31,	August 1,
	2009	2008

Operating Activities:
Income (loss) from continuing operations	$(446.5)	$1.0
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities from continuing operations:
Change in inventory reserves	12.6	8.1
Goodwill impairment	366.6	—
Intangibles impairment	47.3	—
Write-down of cost method investments	3.0	—
Write-down of available-for-sale investments	18.1	74.2
Depreciation and amortization	55.2	61.4
Restructuring expenses	13.1	2.3
Change in bad debt reserves	3.1	0.1
Non-cash stock compensation	8.8	12.7
Change in deferred income taxes	(4.7)	(1.3)
Gain/(loss) on sale of property and equipment	(0.9)	0.2
Amortization of deferred financing costs	2.5	1.8
Other, net	(1.5)	(6.8)
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable and unbilled revenues decrease	45.8	3.0
Inventories decrease/(increase)	13.2	(6.3)
Prepaid and other assets decrease	2.8	4.0
Accounts payable decrease	(22.4)	(24.2)
Accrued liabilities decrease	(57.4)	(20.2)
Total cash provided by operating activities from continuing operations	58.7	110.0
Total cash provided by (used for) operating activities from discontinued operations	(6.0)	0.5
Total cash provided by operating activities	52.7	110.5
Investing Activities:
Acquisitions, net of cash acquired	(3.5)	(199.4)
Purchase of interest in unconsolidated affiliates	(1.2)	(5.2)
Divestitures	3.3	—
Property, equipment and patent additions	(25.6)	(30.7)
Proceeds from disposal of property and equipment	4.7	0.2
Increase in restricted cash	(6.1)	(1.1)
Purchase of available-for-sale securities	(51.4)	(4.7)
Sale of available-for-sale securities	—	39.7
Other	0.6	—
Total cash used for investing activities from continuing operations	(79.2)	(201.2)
Total cash used for investing activities from discontinued operations	(2.3)	(0.01)
Total cash used for investing activities	(81.5)	(201.3)
Financing Activities:
Debt issued	—	450.0
Payments of financing costs	—	(10.7)
Debt payments	(2.6)	(218.9)
Treasury stock purchase	(94.1)	—
Common stock issued	—	0.4
Total cash provided by (used for) financing activities	(96.7)	220.8
Effect of Exchange Rate Changes on Cash	5.7	6.3
Increase (Decrease) in Cash and Cash Equivalents	(119.8)	136.3
Cash and Cash Equivalents, beginning of period	631.4	520.2
Cash and Cash Equivalents, end of period	$511.6	$656.5

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
SEGMENT INFORMATION and STATISTICS - UNAUDITED
(In millions)

	For the Three Months Ended
	July 31,	May 1,	August 1,
	2009	2009	2008

Net Sales by Segment
Global Connectivity Solutions	$226.5	$219.1	$304.3
Network Solutions	19.3	20.2	32.1
Professional Services	37.6	35.8	45.4
Total Net Sales by Segment	$283.4	$275.1	$381.8
Product Sales by Segment
Global Connectivity Solutions
Global Copper Connectivity	29%	31%	33%
Global Fiber Connectivity	33%	33%	29%
Global Enterprise Connectivity	15%	13%	15%
Wireline	3%	3%	3%
Total Global Connectivity Solutions	80%	80%	80%
Network Solutions	7%	7%	8%
Professional Services	13%	13%	12%
Total Product Sales by Segment	100%	100%	100%
Operating Income (Loss) by Segment
Global Connectivity Solutions	$27.3	$11.5	$34.7
Network Solutions	(11.4)	(7.7)	(9.5)
Professional Services	2.6	1.8	0.7
Restructuring and Impairment Charges	(5.4)	(8.0)	(0.1)
Total Operating Income (Loss) by Segment	$13.1	$(2.4)	$25.8

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
SEGMENT INFORMATION and STATISTICS - UNAUDITED
(In millions)

	For the Nine Months Ended
	July 31,	August 1,
	2009	2008

Net Sales by Segment
Global Connectivity Solutions	$643.8	$872.2
Network Solutions	59.8	95.9
Professional Services	109.2	136.0
Total Net Sales by Segment	$812.8	$1,104.1
Product Sales by Segment
Global Connectivity Solutions
Global Copper Connectivity	30%	31%
Global Fiber Connectivity	32%	30%
Global Enterprise Connectivity	14%	15%
Wireline	3%	3%
Total Global Connectivity Solutions	79%	79%
Network Solutions	7%	9%
Professional Services	14%	12%
Total Product Sales by Segment	100%	100%
Operating Income (Loss) by Segment
Global Connectivity Solutions	$38.8	$105.8
Network Solutions	(30.1)	(24.5)
Professional Services	3.2	(1.4)
Restructuring and Impairment Charges	(427.4)	(2.3)
Total Operating Income (Loss) by Segment	$(415.5)	$77.6

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
OTHER GAAP DATA AND STATISTICS - UNAUDITED
(In millions)

	July 31,	May 1,	August 1,
	2009	2009	2008

Balance Sheet Data
Total Cash and Securities
Cash and cash equivalents	$511.6	$462.3	$656.5
Short-term available-for-sale securities	0.2	0.2	0.2
Long-term available-for-sale securities	51.1	51.1	—
Long-term auction-rate securities	24.9	26.7	66.6
Restricted cash	21.8	27.0	14.4
Total Cash and Securities	$609.6	$567.3	$737.7
Notes Payable
Current portion of long-term notes payable	0.6	1.0	3.5
Long-term notes payable	651.0	650.4	650.8
Total Notes Payable	$651.6	$651.4	$654.3

	July 31,	May 1,	August 1,
Statistics	2009	2009	2008
Days sales outstanding	55.2	58.3	52.8
Inventory turns - annualized	5.3	5.0	5.3

ADC-F

CONTACT:
ADC Investor Relations
Jon Oberle, 952-917-2507
or
ADC Media Relations
Mike Smith, 952-917-0306